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                                                                   EXHIBIT 99.2



                          COULTER PHARMACEUTICAL, INC.

         PROXY FOR SPECIAL MEETING OF STOCKHOLDERS -- ____________, 2000

         (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF COULTER)



        The undersigned stockholder of Coulter Pharmaceutical, Inc. hereby appoints Michael F. Bigham and William G. Harris, and each of them, with full power of substitution, proxies to vote the shares of stock that the undersigned could vote if personally present at the Special Meeting of Stockholders of Coulter Pharmaceutical, Inc. to be held at 9:00 a.m., local time, on ___________ __, 2000, at Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California.

1. ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG CORIXA, CLEARWATER ACQUISITIONS CORPORATION AND COULTER.

        [ ]  FOR                  [ ]  AGAINST             [ ]  ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR PROPOSAL 1.

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

Receipt of the joint proxy statement/prospectus dated _____________ __, 2000 is hereby acknowledged.



                                        _______________________________________
                                        Name(s) of Stockholder


                                        _______________________________________
                                        Signature(s) of Stockholder


Dated: ________________, 2000



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